Exhibit 8.2

        [Form of Opinion of White & Case LLP as to United States Tax Matters]

[Date]

Given Imaging Ltd.
2 Ha'Carmel Street
Yoqneam 20692
Israel

Ladies and Gentlemen:

        We have acted as special United States tax counsel to Given Imaging Ltd., an Israeli company (the "Company"), in connection with (i) the issuance by the Company of [    ] ordinary shares, nominal value NIS 0.05, of the Company (the "Underwritten Shares") and (ii) the sale of up to an additional [    ] ordinary shares, nominal value NIS 0.05, of the Company (the "Option Shares" and, together with the Underwritten Shares, the "Shares") if the underwriters elect to exercise the over-allotment option granted to them by certain shareholders of the Company. We are herewith rendering our opinion concerning the material United States federal income tax consequences regarding the issuance of the Underwritten Shares and the purchase of the Option Shares. In connection therewith, we reviewed copies of the Registration Statement relating to the Shares (Reg. No. 333-[    ]), as well as the underwriting agreement, a form of which is filed as Exhibit 1.1 to the Registration Statement.

        Our opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, and administrative and judicial interpretations thereof, in each case, as in effect and available on the date hereof. We assume that the operative documents for the Shares described in the prospectus forming a part of the Registration Statement to which this opinion is filed as an exhibit will be performed in accordance with the terms described therein.

        Based on the foregoing and subject to the assumptions, qualifications and limitations contained therein, we hereby confirm our opinion contained in the Registration Statement under the caption "United States Federal Income Taxation."

        We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and the reference to us under the caption "United States Federal Income Taxation" in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                      Very truly yours,